EXHIBIT 99.a

KOGER EQUITY, INC.
225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida 33432

NEWS

Koger Prices Series A Preferred Stock Offering

     BOCA RATON, Fla.—Sept. 3, 2003—Koger Equity, Inc. (NYSE:KE) announced that it has priced today a public offering of 2.6 million shares of 8 1/2% Series A Cumulative Redeemable Preferred Stock. The Series A Preferred Stock has a $25 liquidation value per share and will be redeemable at the Company’s option on or after September 10, 2008. The offering is expected to close on September 10, 2003. Morgan Stanley acted as the lead underwriter of the offering.

     The offering will result in approximately $62.7 million in net proceeds, which will be used to fund the previously announced anticipated acquisition of the Rosemeade Building and CIGNA Plaza in Dallas, Texas, with the remaining proceeds used to pay down the Company’s secured revolving credit facility.

     The Company granted the underwriter an over-allotment option to purchase 390,000 shares of the Series A Preferred Stock, which is exercisable within 30 days.

     The shares of Series A Preferred Stock will be issued pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy shares of Series A Preferred Stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Morgan Stanley, 1585 Broadway, New York, NY 10036 (telephone 212-761-8570).

     Certain matters discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating, and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the United States Securities and Exchange Commission.

     Koger Equity, Inc. owns and operates 124 office buildings, containing 8.93 million rentable square feet, primarily located within 16 suburban office projects in nine cities in the Southeastern United States and Houston, Texas. Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger’s website at www.koger.com.

CONTACT: For Koger:
                     Steve Abney, 561-447-1886